FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of September 5, 2008, to the Transfer Agent Servicing Agreement, dated as of May 30, 2008 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the S&P 500® Capital Appreciation Fund (Providing for Special Redemption Feature in 2018), f/k/a as the S&P 500® Protected Return Fund (with Protected Redemption Value in 2018) (the "Fund") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and USBFS desire to amend the Agreement to change the name of the Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Joseph Neuberger	By:	/s/ Michael R. McVoy

Printed Name: Joseph Neuberger		Printed Name: Michael R. McVoy

Title:	Chairman	Title:	Executive Vice President

EXHIBIT A

to the Trust for Professional Managers Transfer Agent Servicing Agreement

Fund Names

Name of Series
S&P 500® Capital Appreciation Fund (Providing for Special
Redemption Feature in 2018) - name change as of 9/4/08